RE:  NN, Inc.
   2000 Waters Edge Drive
Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
March 31, 2010

NN, INC. REPORTS 2009 FOURTH QUARTER AND FULL YEAR RESULTS

•	Forecasting revenues of $315 million to $335 million for 2010, representing growth of approximately 25% over 2009.
•	Anticipate capital expenditures of $16.7 million in 2010 to support growth initiatives, mainly at the Precision Metal Components Division.

Johnson City, Tenn, March 31, 2010 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2009.  Net sales for the fourth quarter of 2009 were $78.3 million, up $2.1 million or 2.7% from $76.2 million for the same period of 2008. Approximately $1.5 million of the increase was due to increased sales volumes associated with increased global automotive and industrial demand.  Foreign currency translation had an additional positive impact of $4.3 million.  These increases were partially offset by unfavorable mix issues of $3.0 million and the pass through of approximately $0.7 million in reduced raw material costs.

Net loss for the fourth quarter of 2009 was $3.4 million or $(0.21) per diluted share compared to a net loss of $34.9 million or $(2.14) per diluted share for the fourth quarter of 2008.  The results for the fourth quarter of 2008 included $32.2 million, or $1.98 per diluted share in after-tax non-operating charges.  Excluding these charges, net loss would have been $2.6 million, or $(0.16) per diluted share.  The results for the fourth quarter of 2009 included non-operating charges of $1.5 million net of tax, or $0.09 per diluted share.  Excluding these charges, the net loss would have been $1.9 million or $(0.12) per diluted share.  These charges were composed of:

•	restructuring and impairment charges of $0.2 million pre-tax and after-tax, or $0.01 per diluted share;
•	accelerated depreciation for assets no longer in use (included in depreciation and amortization) of $0.3 million pre-tax and after-tax, or $0.02 per diluted share;
•	an adjustment to the deferred tax valuation allowance resulting in a negative after-tax impact of $0.9 million or $0.06 per diluted share.

Net sales for the full year were $259.4 million, down $165.5 million or 38.9% compared to $424.8 million for the full year of 2008.  Reduced demand for the Company’s products due to the global recession accounted for approximately $155.8 million of the decrease.  Foreign currency translation had a negative impact of $8.3 million and the negative effect of the pass through of reduced raw material cost of $1.4 million accounted for the remainder of the difference.

Net loss for the full year of 2009 was $35.3 million, or $(2.17) per diluted share compared to a net loss of $17.6 million, or $(1.11) per diluted share for the comparable period last year.  Excluding non-operating items, net income was $10.5 million, or $0.66 per diluted share in 2008.  Net loss for the full year of 2009, excluding non-operating items, was $23.3 million, or $(1.43) per diluted share.  These charges were composed of:

•	restructuring and impairment charges of $5.0 million pre-tax, $4.0 million after-tax, or $0.24 per diluted share;
•	accelerated depreciation for assets no longer in use (included in depreciation and amortization) of $0.3 million pre-tax and after-tax, or $0.02 per diluted share;
•	an adjustment to deferred tax assets resulting in a negative after-tax impact of $7.1 million or $0.44 per diluted share;
•	write –off of capitalized loan costs of $0.6 million pre-tax and after-tax, or $0.04 per diluted share.

As a percentage of net sales, cost of products sold was 84.7% in the fourth quarter of 2009 compared to 88.1% in the fourth quarter of 2008.  The improvement in margin was due to permanent reductions in production costs from plant closings and lower labor and discretionary spending.  For the full year 2009 and 2008, cost of products sold as a percentage of net sales was 90.8% and 81.1%, respectively reflecting the deleveraging impact of the sudden reduction in revenue that began in the fourth quarter of 2008.

James H. Dorton, Vice President and Chief Financial Officer, commented, “Selling, general and administrative expenses for the fourth quarter of 2009 were $7.5 million, or 9.6% of net sales, compared to $6.1 million, or 8.0% for the same period in 2008.  The increase was due mainly to the timing of the reversal of the 2008 full year bonus of $1.2 million.  It was determined in the fourth quarter that the majority of bonuses for 2008 would not be paid, thus an adjustment was made in the fourth quarter for the full year amount.  For the full year of 2009, selling, general and administrative expenses were $27.3 million or 10.5% of net sales, compared to $36.1 million, or 8.5% of net sales in 2008.  The deleveraging associated with the drastic reductions in volume that we experienced affected our SG&A expenses as a percentage of revenues.  However, while these costs as a percentage of sales have increased from the respective periods in 2008, we have significantly reduced expenses by $8.0 million for the twelve month period by aggressively reducing costs and conserving cash.”

Mr. Dorton continued, “On March 9, 2010, we announced that we concluded the process of revising and amending our previously amended revolving credit facility with Key Bank as the administrative agent.  We also amended the terms of the agreement of our private placement notes with Prudential Capital.  These amendments were necessary to establish new financial covenants and to replace those that were due to expire within 2010.  The new covenants, which will be in effect through the expiration of the revolving credit facility in September 2011, reflect improving economic conditions and the resulting expected improvements in our financial results and outlook.  Currently, we have approximately $59.0 million outstanding under the revolving credit facility and $28.6 million outstanding under the senior notes.  These agreements carry a revised interest rate of LIBOR plus 4.75% and 8.5%, respectively.

“These amended credit facilities, along with the positive cash flow from operations we expect to generate in 2010 will help to assure we have the availability of capital to fund our growth strategies in 2010 and beyond.  In 2009, in an effort to conserve cash, we spent only $3.3 million in capital.  However, in 2010, we plan to spend approximately $16.7 million, of which approximately 65% will be used to fund growth initiatives at our Precision Metal Components Division.  The balance of the expenditures will be to fund growth programs at our other divisions and for maintenance needs.  As a result of these capital expenditures, we will increase debt by approximately $10 million for the full year of 2010.  In the past year, we have received commitments for five major programs of new business awards for our Whirlaway operation totaling $20 million to $30 million in annual business beginning in 2011.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “2009 was a very difficult year, however, our management team and employees showed remarkable resolve in facing the economic crisis and taking what were many times painful measures.  Since the fourth quarter of 2008 when the crisis began, we have made dramatic cost reductions including the elimination of all discretionary spending, a reduction in employment by 28%, reduced work schedules in all of our global operations, the elimination of bonuses, voluntary management and salaried employee pay cuts and wage freezes.  These actions along with the suspension of dividend payments and capital spending cuts reduced our annual costs and cash requirements by approximately $64 million and $98 million, respectively.  These savings had the effect of significantly reducing our net income and cash flow breakeven points and allowed us to pay down over $10 million in debt during the year. These steps have allowed us to emerge from the crisis a stronger, leaner company and will provide us with improved profitability as we enter into 2010.”

“As we have discussed throughout 2009, in the fourth quarter of 2008, our business began to decline at an accelerated rate following record performance for both revenues and earnings for the first nine months.  In June of last year, we began to experience incremental improvement in customer ordering patterns and have continued to experience positive signs of economic recovery through the third and fourth quarters of 2009.  Sequentially, our third and fourth quarter sales have improved 15.8% and 18.5%, respectively.”

Mr. Baty, concluded, “I would like to thank all of our global employees for the major sacrifices they made during 2009 to help ensure a healthy future for NN.  We are encouraged by the recent positive economic events and the improvements in annualized revenues we have experienced in the second half of 2009.  These improvements have continued into the first quarter of 2010 and give us a guarded level of optimism for the full year.  We are currently forecasting 2010 revenues to be in the range of $315 million to $335 million which represents a 25% growth over fiscal year 2009.  We look forward to the challenges and opportunities of 2010.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2008.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

NN, Inc.
Condensed Statements of Income
(In Thousands, except per diluted share amounts)
(Unaudited)

                                                                                                                                                                                      Three Months Ended                            Twelve Months Ended
                                                                                                                                                                                          December 31,                                        December 31,

	2009	2008	2009	2008
Net sales	$78,264	$76,189	$259,383	$424,837
Cost of products sold (exclusive of depreciation shown separately below)	66,282	67,159	235,466	344,685
Selling, general and administrative	7,495	6,116	27,273	36,068
Depreciation and amortization	6,412	9,097	22,186	27,981
(Gain) Loss on disposal of assets	534	15	493	(4,138)
Restructuring and impairment costs	235	42,065	4,977	42,065

Income (Loss) from operations	(2,694)	(48,263)	(31,012)	(21,824)

Interest expense, net	1,641	1,135	6,359	5,203
Other (income) expense	(217)	(40)	253	(850)
Income (Loss) before provision for income taxes	(4,118)	(49,358)	(37,624)	26,177)
Provision for income taxes	(758)	(14,494)	(2.290)	(8,535)

Net income (Loss)	$(3,360)	$(34,864)	$(35,334)	$(17,642)

Diluted income (Loss) per common share	$(0.21)	$(2.14)	$(2.17)	$(1.11)

Weighted average diluted shares	16,268	16,268	16,268	15,895

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2009	December 31, 2008

Assets
Current Assets:
Cash	$8,744	$11,052
Accounts receivable, net	49,412	50,484
Inventories, net	33,275	53,173
Other current assets	6,852	9,912
Total current assets	98,283	124,621

Property, plant and equipment, net	129,715	145,690
Goodwill and intangible assets, net	10,784	11,006
Other assets	3,870	2,723
Total assets	$242,652	$284,040

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,048	$39,415
Accrued salaries and wages	14,469	12,745
Current portion of long-term debt	9,405	6,916
Other liabilities	6,567	4,279
Total current liabilities	68,489	63,355

Non-current deferred income tax liability	3,558	4,939
Long-term debt, net of current portion	77,558	90,172
Other	16,244	15,815
Total liabilities	165,849	174,281

Total stockholders’ equity	76,803	109,759

Total liabilities and stockholders’ equity	$242,652	$284,040

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31, 2009		Year Ended December 31, 2009
	In Thousands	Diluted Earnings Per share	In Thousands	Diluted Earnings Per share
Net Income (Loss)	$(3,360)	$(0.21)	$(35,334)	$(2.17)
After-tax restructuring costs for plant closing	--	--	3,761	0.23
After-tax impairment of assets of closed plant	235	0.01	235	0.01
After-tax adjustment to deferred tax valuation allowance	908	0.06	7,136	0.44
After-tax accelerated depreciation for assets no longer in use	341	0.02	341	0.02
After-tax write-off of capitalized loan costs	--	--	604	0.04
Net income excluding restructuring and impairment costs	$(1,876)	$(0.12)	$(23,257)	$(1.43)

	Three Months Ended December 31, 2008		Year Ended December 31, 2008
	In Thousands	Diluted Earnings Per share	In Thousands	Diluted Earnings Per share
Net Income (Loss)	$(34,864)	$(2.14)	$(17,642)	$(1.11)
After-tax impairment of goodwill	19,258	1.18	19,258	1.21
After-tax impairment of other intangible assets	3,448	0.21	3,448	0.22
After-tax write-off of tangible assets	1,696	0.11	1,696	0.11
After-tax restructuring costs for plant closing	2,247	0.14	2,247	0.14
After-tax impairment of assets of closed plant	1,447	0.09	1,447	0.09
After-tax adjustment to deferred tax valuation allowance	1,663	0.10	1,663	0.10
After-tax accelerated depreciation for assets no longer in use	2,488	0.15	2,488	0.16
After-tax gain on sale of land	--	--	(2,995)	(0.19)
After-tax Italian tax adjustment	--	--	(1,142)	(0.07)
Net income excluding restructuring and impairment costs	$(2,617)	$(0.16)	$10,468	$0.66

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.

###